Exhibit 5.1

February 22, 2008

Visa Inc.

P.O. Box 8999

San Francisco, California 94128

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (No. 333-147296) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), originally filed with the Securities and Exchange Commission (the “Commission”) by Visa Inc., a Delaware corporation (the “Company”), on November 9, 2007, as thereafter amended or supplemented, relating to the proposed initial public offering of 446,600,000 shares (the “Shares”) of class A common stock (the “Class A Common Stock”) of the Company, including 40,600,000 shares of Class A Common Stock proposed to be sold pursuant to an over-allotment option granted by the Company to the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among the Company and the Underwriters. Following the effectiveness of the Registration Statement, the Company intends to sell the Shares to the Underwriters pursuant to the Underwriting Agreement. This opinion is rendered pursuant to Item 16 of Form S-1 and Item 601(b)(5) of Regulation S-K.

We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

Based upon our examination described above, subject to the assumptions stated, it is our opinion that, subject to final action by or on behalf of the board of directors of the Company approving the number and the price of the Shares, the Shares, upon issuance and sale by the Company as contemplated in the Registration Statement and any amendments and supplements thereto, will be duly authorized by the Company and upon delivery thereof against payment

Visa Inc.

February 22, 2008

therefor in accordance with the terms of the Underwriting Agreement as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We do not express or purport to express any opinions with respect to laws other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ WHITE & CASE LLP

MLM:SWA:CJD